Exhibit 99.1

Tesoro Logistics LP Provides Update on proposed Connolly Gathering System in Dunn County, North Dakota

SAN ANTONIO - May 12, 2014 - Tesoro Logistics LP (“TLLP”) is pleased to announce that it received sufficient commitments from third party shippers to warrant construction of the Connolly Gathering System, formerly referred to as the Dunn County Gathering System, by its wholly owned subsidiary Tesoro High Plains Pipeline Company LLC (“THPP”).

The proposed Connolly Gathering System will gather crude oil from various points in Dunn County, North Dakota for delivery to a central delivery point at the existing Connolly Station, on THPP’s pipeline system. Construction is expected to begin in July of 2014 with targeted completion by the end of 2015. The capacity of the gathering system’s main delivery line will be approximately 60,000 barrels per day to accommodate estimated peak production of crude oil from the area; the capacity of each individual lateral will correspond to commitments received from third party shippers in each geographical area. The estimated capital investment for completion of the gathering system is approximately $150 million of which $25 million is expected to be spent in 2014.

The Connolly Gathering System open season represents the second successful open season conducted by TLLP in 2014, with the first, the High Plains Pipeline Expansion open season, receiving commitments of 65,000 barrels per day to support its northern expansion project on the THPP mainline. For the first open season process, all shippers have received notification and petition for Declaratory Order from FERC is being filed. For the Connolly Gathering system open season, successful bidders will be formally notified and the FERC approval process will commence within 30 days.

The THPP System
The THPP System is a common carrier transporting crude oil to Tesoro’s Mandan, North Dakota refinery as well as outbound delivery points at Richey Station in eastern Montana, Dry Fork Station, Enbridge Beaver Lodge and Stampede, North Dakota. Pursuant to a separately announced and current open season incremental capacity will be added for deliveries from Johnson’s corner to points north of Lake Sakakawea.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning the expectation of completion timeframes, capital investment requirements and capacities of the Connolly Gathering System. For more information concerning factors that could affect these statements see our annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702